As filed with the Securities and Exchange Commission on June 23, 2022

Registration Nos. 333-39743, 333-72725, 333-120145, 333-144929, 333-179668, 333-189806, 333-212112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-39743

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-72725

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-120145

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-144929

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179668

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189806

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212112

UNDER

THE SECURITIES ACT OF 1933

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	94-6181186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue, 24th Floor

New York, New York 10154

(Address of Principal Executive Offices)(Zip Code)

Capital Trust, Inc. Amended and Restated 1997 Long-Term Incentive Stock Plan

Capital Trust, Inc. Amended and Restated 1997 Non-Employee Director Stock Plan

Capital Trust, Inc. 1998 Employee Stock Purchase Plan

Capital Trust, Inc. 1998 Non-Employee Stock Purchase Plan and

Capital Trust, Inc. Stock Purchase Loan Plan

Capital Trust, Inc. 2004 Long-Term Incentive Plan

Capital Trust, Inc. 2007 Long-Term Incentive Plan

Capital Trust, Inc. 2011 Long-Term Incentive Plan

Blackstone Mortgage Trust, Inc. 2013 Long-Term Incentive Plan

Blackstone Mortgage Trust, Inc. 2016 Stock Incentive Plan

(Full Title of the Plans)

Katherine A. Keenan

Chief Executive Officer

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 24th Floor

New York, New York 10154

(Name and address of agent for service)

Tel: (212) 655-0220

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Edgar J. Lewandowski

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) which have been previously filed with the Securities and Exchange Commission, to deregister any and all shares of the Registrant’s Class A common stock, par value $0.01 per share of the Registrant (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof:

•

Registration Statement No. 333-39743, registering 2,330,198 shares of Common Stock, under the Capital Trust, Inc. Amended and Restated 1997 Long-Term Incentive Stock Plan (the “1997 LTIP”) and the Capital Trust, Inc. Amended and Restated 1997 Non-Employee Director Stock Plan (the “1997 NEDP” and together with the 1997 LTIP, the “1997 Plans”).

•

Registration Statement No. 333-72725, registering 1,500,000 shares Common Stock, under the Capital Trust, Inc. 1998 Employee Stock Purchase Plan (the “1998 ESPP”) and the Capital Trust, Inc. 1998 Non-Employee Stock Purchase Plan (the “1998 NEPP” and together with the 1998 ESPP, the “1998 Plans”).

•	Registration Statement No. 333-120145, registering 1,000,000 shares of Common Stock, under the Capital Trust, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”).

•	Registration Statement No. 333-144929, registering 700,000 shares of Common Stock, under the Capital Trust, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”).

•	Registration Statement No. 333-179668, registering 1,000,000 shares of Common Stock, under the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”).

•	Registration Statement No. 333-189806, registering 2,160,106 shares of Common Stock, under the Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan (the “2013 Plan”).

•

Registration Statement No. 333-212112, registering 2,400,000 shares of Common Stock, under the Blackstone Mortgage Trust, Inc. 2016 Stock Incentive Plan (the “2016 Plan” and, together with the 1997 Plans, 1998 Plans, 2004 Plan, 2007 Plan, 2011 Plan and 2013 Plan, the “Plans”).

On June 16, 2022 the Registrant’s stockholders approved the adoption of the Blackstone Mortgage Trust, Inc. Stock Incentive Plan (the “New Plan”) and the Registrant subsequently filed a Registration Statement on Form S-8 registering shares under the New Plan. All awards outstanding under any of the prior Plans were consolidated under the New Plan and the Registrant is no longer issuing securities under the Plans. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 23, 2022.

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Katharine A. Keenan
Name: Katharine A. Keenan
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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